Exhibit (a)(5)(i)

Otkritie Holding JSC and Otkritie Investments Cyprus Limited Announces Termination of Tender Offer for up to a Total of 24,794,253 Outstanding Class B Shares and ADSs of QIWI plc and Return of Tendered Class B Shares and ADSs

Moscow, Russia, July 17, 2017 – Otkritie Holding JSC and Otkritie Investments Cyprus Limited (collectively, the “Offerors”) today announced that the tender offer (the “Offer”) by the Offerors to purchase up to 24,794,253 Class B ordinary shares (the “Class B Shares”), including Class B Shares represented by American Depository Shares (each American Depositary Share representing one Class B Share) (the “ADSs” and, together with the Class B Shares, the “Securities”) of QIWI plc (“QIWI”) at $28.00 per Class B Share or ADS in cash has been terminated.

The Offer expired at 12:00 midnight New York City time on July 14, 2017 and was conditioned on at least 20,286,207 Class B Shares (including Class B shares represented by ADSs) being validly tendered and not properly withdrawn prior to the expiration of the Offer (the “Minimum Condition”).

ComputerShare Trust Company N.A., the Receiving Agent for the Offer, has advised the Offerors that as of 12:00 midnight New York City time, on July 14, 2017, 857,702 Class B Shares and 11,680,554 ADSs had been validly tendered pursuant to the Offer and not properly withdrawn. As a result, the Minimum Condition was not satisfied and, accordingly, none of the Class B shares or ADSs tendered were purchased by the Offerors in the Offer. The Offerors have instructed the Receiving Agent to promptly return all previously tendered and not withdrawn Securities to their respective holders in accordance with the terms and conditions described in the Tender Offer Statement on Schedule TO filed with the U.S. Securities and Exchange Commission on June 16, 2017, as subsequently amended by Amendment No. 1 filed on June 30, 2017 (“Schedule TO”).

About Otkritie Holding JSC and Otkritie Investments Cyprus Limited

Otkritie Holding JSC, together with its subsidiaries, provides a range of banking, investment, pension plan, and insurance solutions to retail, corporate, and institutional clients primarily in Russia. It operates through Corporate Business, Small and Medium Business, Retail Business, Financial Markets, and Other segments. The company offers various deposits, consumer lending, car lending, mortgage lending, corporate lending, and loans to small and medium-sized businesses; and credit and debit cards, accounts and cash management services, and foreign exchange services, as well as brokerage and payment services. It is also involved in dealing in shares, bonds, Eurobonds, foreign currencies, and precious metals; and operations on the money markets, repurchase transactions, operations with derivative financial instruments, issuing debt securities, and the provision of other investment banking services. In addition, the company provides asset management, investment banking, and online banking services. It operates in 65 regions through 530 client offices and 3,200 ATMs. Otkritie Holding JSC is incorporated and headquartered in Moscow, Russia. For more information, please visit Otkritie Holding JSC’s website at openholding.ru/en.

Otkritie Investments Cyprus Limited is a Cyprus incorporated and headquartered investment firm. Founded in 2012, it is an indirect, wholly-owned subsidiary of Otkritie Holding JSC. Its main activity is to apply its expertise and experience across challenging investment projects throughout Russia and the world. For more information, please visit Otkritie Investments Cyprus Limited’s website at www.oicyprus.com.

Contact Information

Investors:
Innisfree M&A Incorporated
Scott Winter / Jonathan Salzberger
Class B Shareholders or ADS Holders Call Toll-Free: (888) 750-5834
Bankers and Brokers Call Collect: (212) 750-5833

Additional Information and Where to Find It

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities. Otkritie Holding JSC and Otkritie Investments Cyprus Limited (collectively, the “Offerors”) filed a Tender Offer Statement on Schedule TO with the United States Securities and Exchange Commission (“SEC”) on June 16, 2017, as amended by Amendment No. 1 filed on June 30, 2017, relating to the offer (the “Offer”) by the Offerors to purchase up to 24,794,253 outstanding Class B ordinary shares, having a nominal value EUR 0.0005 per share (the “Class B Shares”), including Class B Shares represented by American Depositary Shares (each American Depositary Share representing one Class B Share) (the “ADSs”), of QIWI plc (“QIWI”). QIWI filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC on June 30, 2017 related to the Offer.

The Tender Offer Statement (including an Offer to Purchase, a related Form of Acceptance for Class B Shares, a related Letter of Transmittal for ADSs and other tender offer documents) and the Solicitation/Recommendation Statement contain important information that should be read carefully before any decision is made with respect to the Offer. Those materials will be made available to QIWI’s shareholders at no expense to them by Innisfree M&A Incorporated, the Information Agent, by contacting Innisfree M&A Incorporated at (212) 750-5833 (collect) or (888) 750-5834 (toll free). In addition, all of those materials (and all other offer documents filed with the SEC) are available at no charge on the SEC’s website at www.sec.gov.

Forward Looking Statements

This press release contains forward-looking statements regarding Otkritie Holding JSC, Otkritie Investments Cyprus Limited and QIWI plc, and the consummation of the tender offer for QIWI’s common stock and benefits thereof. These forward-looking statements are based on each of the companies’ current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, including those in QIWI’s Form 20-F for the year ended March 22, 2017, which is filed with the SEC and future filings and reports by either the Offerors or QIWI. Neither the Offerors nor QIWI undertakes any duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events or changes in its expectations.